United States Steel Corporation 2016 Omnibus Incentive Compensation Plan
Performance Non-Qualified Stock Option Grant Agreement

United States Steel Corporation, a Delaware Corporation (herein called the “Corporation”), grants to the employee of the employing company identified below (the “Participant”) a Performance Non-Qualified Stock Option (“Option”) as set forth below:

    Name of Participant:         PARTICIPANT NAME

Name of Employing Company    United States Steel Corporation
    Number of Shares

Subject to the Option:        # SHARES

    Per-Share Exercise Price:        USS GRANT PRICE

    Date of Grant:            December 30, 2021

    Performance Period        January 1, 2022 through December 31, 2028

By accepting this Award in any manner and within the time period prescribed by the Corporation, the Participant agrees that (1) this Option is granted under and governed by the terms and conditions of the United States Steel Corporation 2016 Omnibus Incentive Compensation Plan, as the same may be amended from time to time (the “Plan”), and the provisions of this Performance Non-Qualified Stock Option Grant Agreement, including the Terms and Conditions contained herein and the Performance Goals set forth on Exhibit A attached hereto (collectively, the “Agreement”), (2) he or she has reviewed the Plan and the Agreement in their entirety, and (3) he or she has had an opportunity to obtain the advice of counsel prior to accepting this Award and fully understands all provisions of the Plan and the Agreement. The Option may not be exercised unless it is accepted by the Participant in the manner and within the time period prescribed by the Corporation.

United States Steel Corporation

By:_______________________
Authorized Officer

Terms and Conditions

1.Award: Subject to the terms and conditions of the Plan and this Agreement, the Corporation hereby grants to the Participant an Option to purchase up to the Number of Shares Subject to the Option for the Per-Share Exercise Price for each such Share, as set forth in the Agreement.

2.Continuous Employment Requirement: Subject to Sections 3 and 5, in order to vest in the Option, Participant agrees that Participant must continue as an active employee of the Corporation, its Subsidiaries or affiliates (each an “Employing Company”) through the vesting dates set forth in Section 3, subject to the Employing Company’s right to terminate the Participant’s employment at any time.

3.Vesting and Exercisability of Option: The Performance Period for the Option shall be the seven year period following the Date of Grant. The Option shall vest based upon the achievement of the Performance Goals set forth on Exhibit A provided the Participant remains employed by an Employing Company on the applicable vesting date, subject to adjustments as set forth herein. Achievement of the Performance Goals shall be determined in accordance with Exhibit A. The Performance Period shall end and final performance shall be determined upon the earliest of the following dates: (1) the date of the Participant’s death during employment, (2) the date of the Participant’s Termination of employment due to becoming Disabled, (3) the date of the Participant’s Termination of employment on or after attainment of Normal Retirement Age, (4) the date of the Participant’s Termination under circumstances which would qualify the Participant for benefits under a severance plan of the Corporation, or (5) upon a Change in Control, and in each case any unvested Shares subject to the Option shall be forfeited immediately on such Termination date. Unless otherwise determined by the Committee, in the event of a Termination with Consent, the Participant shall remain entitled to vest in the Total Number of Shares Subject to the Option, subject to the determinations with respect to achievement of the Performance Goals. Except as provided in this Section 3, any remaining unvested Options shall be forfeited immediately upon any Termination of the Participant’s employment (including but not limited to any voluntary termination by the Participant or any Termination by the Employing Company for Cause or without Cause), such forfeiture being without consideration or without further action required of the Employing Company.

Except as provided above, and notwithstanding any terms or conditions of the Plan or this Agreement to the contrary, in the event of the Termination of Participant’s employment, regardless of the reason for such Termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any, the Participant’s right to vest in the Option, if any, will terminate effective as of the date that the Participant is no longer actively employed by an Employing Company and will not be extended by any notice period (i.e., active employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any - collectively referred to herein as any “notice period”). The Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of the Option.

4.Option Period: Any portion of the Option that is vested and exercisable may be exercised in whole or in part from time to time during the Option Period. In the event of the exercise of the Option in whole or in part, the portion of the Option so exercised shall terminate. The Option Period shall begin on the date the Option first becomes vested and exercisable and shall end on the first to occur of: (a) seven years after the Date of Grant, or (b) immediately following Termination for Cause.

5.Payment of Exercise Price: The exercise price shall be paid at the election of the Participant, in cash, by delivering Shares owned by the Participant, by withholding of Shares to be acquired upon exercise of the Option, or by broker-assisted cashless exercise subject to the establishment of procedures with respect thereto by the Committee or its delegee as provided in Section 3.02 of the Plan; provided however that, if the Participant is subject to taxation on the benefit received from the Option in a jurisdiction outside the United States, the Participant may not pay the exercise price by surrendering shares of Common Stock that he or she already owns or attesting to the ownership of shares of Common Stock. The Corporation reserves the right to restrict the methods of payment of the exercise price if necessary to comply with applicable local law, as determined by the Corporation in its sole discretion. If the Fair Market Value of shares delivered or withheld in payment of the purchase price exceeds the purchase price, a certificate, or its equivalent, representing the whole number of excess Shares together with a check, or its equivalent, representing the Fair Market Value of any excess partial Share shall be delivered to the Participant. If at the time of exercise the Participant is subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), any portion of the exercise price representing a fraction of a Share shall be paid by the Participant in cash or property other than Shares. If the Fair Market Value of Shares delivered or withheld in payment of the purchase price is less than the purchase price, the difference shall be delivered by the Participant in cash immediately upon notification of such difference.

6.Required Holding Period for Shares: The Participant agrees that, subject to Section 5, the Shares delivered to the Participant upon the exercise of the Option shall not be transferable until the earlier of (a) one year from the vesting date of the delivered Shares, or (b) the date of the Participant’s Termination.

7.Transferability: During the Participant’s lifetime, to the extent the Option is exercisable; the Option may be exercised only by the Participant or by the Participant’s guardian or legal representative. Upon the Participant’s death, the Option may be transferred by will or by the laws governing the descent and distribution of the Participant’s estate. Otherwise, the Option may not be transferred, pledged or encumbered and, in the event of an attempt to transfer, pledge or encumber it, the Committee may cancel it.

8.Adjustments and Recoupment: The number of Shares subject to the Option and the Option exercise price per share shall be subject to adjustment as provided in Section 8 of the Plan. The Participant shall be notified of such adjustment and such adjustment shall be binding upon the Corporation and the Participant. This Award shall be administered in accordance with, and is subject to, any recoupment policies and provisions prescribed by the Plan; including but not limited to Section 7.07 thereof and all clawback and recoupment policies or provisions required by law from time to time. In its sole discretion, the Committee shall have the authority to amend, waive or apply the terms of any clawback or recoupment policies or provisions, to the extent necessary or advisable to comply with applicable laws, as determined by the Committee.

9.Compliance with Laws: The obligations of the Corporation and the rights of the Participant are subject to all applicable laws, rules and regulations including, without limitation, the Exchange Act, the U.S. Securities Act of 1933, as amended, the U.S. Internal Revenue Code of 1986, as amended, and any other applicable U.S. and foreign laws. No Shares of Common Stock will be issued or delivered to the Participant under the Plan unless and until there has been compliance with such applicable laws.

10.Acceptance of Award: This Award is contingent on the Participant’s acceptance of the Award in the manner and within the time period established by the Corporation. The Award shall be forfeited without further action by the Corporation and shall not be payable if it is not accepted by the Participant in the manner and within the time period established by the Corporation.

11.Interpretation and Amendments: The Option shall be administered and exercised in accordance with the terms of the Plan, as the same may be amended by the Committee from time to time, provided that no amendment may, without the consent of the Participant, affect the rights of the Participant under this Option in a materially adverse manner. For purposes of the foregoing sentence, an amendment that affects the tax treatment of the Option or that is necessary to comply with securities or other laws applicable to the issuance of shares of Common Stock shall not be considered as affecting the Participant’s rights in a materially adverse manner. All capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Plan. In the event of a conflict between the Plan and this Agreement, unless this Agreement specifies otherwise, the Plan shall control.

12.Nature of the Award: Neither the grant of the Option nor anything else contained in this Agreement shall be deemed to limit or restrict the right of the Employing Company to terminate the Participant’s employment at any time, for any reason, with or without cause. Further, by accepting this Option, the Participant acknowledges that:

(a)the Plan is established voluntarily by the Corporation, it is discretionary in nature and may be modified, amended, suspended or terminated by the Corporation at any time, to the extent permitted by its terms;
(b)the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;
(c)all decisions with respect to future option grants, if any, will be at the sole discretion of the Committee or its delegee, as applicable;
(d)the Participant is voluntarily participating in the Plan;
(e)the Option and the Shares of Common Stock subject to the Option are extraordinary items which do not constitute compensation of any kind for services of any kind rendered to the Corporation or to the Employing Company, and which are outside the scope of the Participant’s employment contract, if any;
(f)the Option and the Shares of Common Stock subject to the Option are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, dismissal, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Corporation or the Employing Company or any Subsidiary or affiliate of the Corporation;
(g)the Option and the Shares of Common Stock subject to the Option are not intended to replace any pension rights or compensation;
(h)the grant of the Option will not be interpreted to form an employment contract or relationship with the Corporation, the Employing Company or any Subsidiary or affiliate of the Corporation;
(i)the future value of the Shares of Common Stock underlying the Option is unknown, indeterminable and cannot be predicted with certainty; if the underlying Shares do not increase in value, the Option will have no value. If Participant exercises the Option and obtains Shares of Common Stock, the value of the Shares acquired upon exercise may increase or decrease in value, even below the exercise price;
(j)no claim or entitlement to compensation or damages arises from forfeiture of the Option resulting from any Termination of the Participant’s employment by the Corporation or the Employing Company (for any reason whether or not in breach of applicable labor laws or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the Option to which the Participant is not otherwise entitled, the Participant irrevocably agrees never to institute any claim against the Corporation or the Employing Company, waives his or her ability, if any, to bring any such claim, and releases the Corporation and the Employing Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agreed to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(k)it is the Participant’s sole responsibility to investigate and comply with any applicable exchange control laws in connection with the issuance and delivery of Shares of Common Stock pursuant to the exercise of the Option;
(l)the Corporation and the Employing Company are not providing any tax, legal or financial advice, nor are the Corporation or the Employing Company making any recommendations regarding the Participant’s participation in the Plan or the Participant’s purchase or sale of the Shares of Common Stock underlying the Option;
(m)the Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan;
(n)unless otherwise provided in the Plan or by the Corporation in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Corporation; and
(o)the following provisions apply only if the Participant is providing services outside the United States:
(i)the Option and the Shares of Common Stock subject to the Option are not part of normal or expected compensation or salary for any purpose; and
(ii)the Participant acknowledges and agrees that neither the Corporation nor the Employing Company shall be liable for any foreign exchange rate fluctuation between the local currency and the United States Dollar that may affect the value of the Option or of any amounts due to the Participant pursuant to the exercise of the Option or the subsequent sale of any Shares of Common Stock acquired upon exercise.

13.Withholding Taxes: The Participant acknowledges that, regardless of any action taken by the Corporation or the Employing Company, the ultimate liability for any or all income tax, social security, payroll tax, payment on account or other tax-related withholding or liability in connection with any aspect of the Option, including the grant, vesting, or exercise of the Option or the subsequent sale of Shares of Common Stock or receipt of dividends

(“Tax-Related Items”) is and remains his or her responsibility and may exceed the amount withheld by the Corporation or the Employing Company. Furthermore, the Participant acknowledges that the Corporation and/or the Employing Company (a) make no representations or undertakings regarding the treatment of any Tax-Related Items; and (b) do not commit to and are under no obligation to structure the terms of the grant of the Option or any aspect of the Participant’s participation in the Plan to reduce or eliminate his or her liability for Tax-Related Items or to achieve any particular tax result. Further, if the Participant has become subject to Tax-Related Items in more than one jurisdiction between the grant date and the date of any relevant taxable event, the Participant acknowledges that the Corporation and/or the Employing Company (or former Employing Company, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

    Prior to the relevant taxable event, the Participant shall pay or make adequate arrangements satisfactory to the Corporation and/or the Employing Company to satisfy all Tax-Related Items. In this regard, the Corporation may notify the Participant of the amount of Tax-Related Items, if any, required under U.S. federal and, where applicable, state and local or non-U.S. law, and in which case, the Participant shall, forthwith upon the receipt of such notice, remit the required amount to the Corporation in cash or in accordance with such regulations as the Committee may prescribe. Alternatively, the Participant authorizes the Corporation and/or the Employing Company, or their respective agents, at their discretion, to satisfy the obligations with regard to all applicable Tax-Related Items by one or a combination of the following methods: (1) withholding from Participant’s wages or other cash compensation paid to Participant by the Corporation and/or the Employing Company; (2) withholding from proceeds of the sale of Shares issued upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Corporation (on Participant’s behalf pursuant to this authorization) through such means as the Corporation may determine in its sole discretion (whether through a broker or otherwise); or (3) withholding in Shares to be issued upon exercise of the Option. If the Corporation gives the Participant the power to choose the withholding method, and the Participant does not make a choice, then the Corporation will at its discretion withhold from the proceeds of the sale of Shares issued upon exercise of the Option, which is alternative (2) herein.

To avoid negative accounting treatment, the Corporation may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the Corporation withholds at a rate other than the minimum statutory rate, such as the maximum withholding rate, then the refund of any over-withheld amount shall be paid in cash and the Participant will have no entitlement to the Common Stock equivalent. If the Tax-Related Items are satisfied by withholding in Shares issuable upon exercise of the Option, for tax purposes, the Participant is deemed to have been issued the full number of Shares of Common Stock subject to the exercised Option, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. Finally, the Participant shall pay to the Corporation or the Employing Company any amount of Tax-Related Items that the Corporation or the Employing Company may be required to withhold as a result of Participant’s participation in the Plan or Participant’s purchase of Shares that cannot be satisfied by the means previously described. The Participant understands that no Shares of Common Stock or proceeds from the sale of Shares of Common Stock shall be delivered to Participant, notwithstanding the exercise thereof, unless and until the Participant shall have satisfied any obligation for Tax-Related Items with respect thereto.

14.Data Privacy: The Participant hereby explicitly, unambiguously and voluntarily consents to the collection, use, disclosure and transfer, in electronic or other form, of his or her personal data as described in this Agreement and any other Option materials (“Data”) by and among, as applicable, any Employing Company and the Corporation for the exclusive purpose of implementing, administering, and managing his or her participation in the Plan.

The Participant understands that any Employing Company and the Corporation may collect, maintain, process and disclose certain personal information about him or her, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Corporation, details of all equity awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the exclusive purpose of implementing, administering and managing the Plan. The Participant acknowledges that Data will be transferred to any broker as designated by the Corporation and/or one or more stock plan service provider(s) selected by the Corporation, which may assist the Corporation with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different, including less stringent, data privacy laws and protections than his or her country. The Participant authorizes the Corporation and any other possible recipients that may assist the Corporation (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares acquired upon vesting of the Options.

The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan, including to maintain records regarding participation. The Participant understands that if he or she resides in certain jurisdictions, to the extent required by applicable laws, he or she may, at any time, request access to Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents given by accepting these Options, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing these consents on a purely voluntary basis. If the Participant does not consent or if he or she later seeks to revoke his or her consent, his or her engagement as a service provider with any Employing Company and the Corporation will not be adversely affected. The Participant understands that refusing or withdrawing his or her consent may affect his or her ability to realize benefits from the Option or otherwise participate in the Plan. For more information on the consequences of his or her refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

15.Electronic Delivery: The Corporation may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Corporation intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Corporation. The Participant consents to the electronic delivery of the Plan documents and the Agreement. The Participant acknowledges that he or she may receive from the Corporation a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Corporation by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Corporation or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if the Participant has provided an electronic mail address) at any time by notifying the Corporation of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. The Participant agrees that the foregoing online or electronic participation in the Plan shall have the same force and effect as documentation executed in hardcopy written form. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents.

16.Severability: In the event that any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

17.Governing Law and Venue: This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of laws thereof. For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the Commonwealth of Pennsylvania, and agree that such litigation shall be conducted in the courts of Allegheny County, Pennsylvania, or the federal courts for the United States for the Western District of Pennsylvania, where this grant is made and/or to be performed.

18.Section 409A: Notwithstanding any other provision of the Plan or this Agreement, the Plan and this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the U.S. Internal Revenue Code of 1986, as amended (together with any

Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). The Corporation reserves the right, to the extent the Corporation deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan or this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to ensure that this Option qualifies for exemption from, or complies with the requirements of, Section 409A; provided, however, that the Corporation makes no representation that the Option will be exempt from, or will comply with, Section 409A, and makes no undertakings to preclude Section 409A of the Code from applying to the Option or to ensure that it complies with Section 409A.

19.Insider Trading Restrictions/Market Abuse Laws: The Participant acknowledges that the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect the Participant's ability to acquire or sell shares of Common Stock or rights to shares of Common Stock (e.g., Options) under the Plan during such times as the Participant is considered to have “inside information” regarding the Corporation (as defined by any applicable laws in the Participant's country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy maintained by the Corporation. The Participant acknowledges that it is the Participant's responsibility to comply with any applicable restrictions, and the Participant is advised to speak to his or her personal advisor on this matter.

20.Imposition of Other Requirements: The Corporation reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Option and on any shares of Common Stock acquired under the Plan, to the extent the Corporation determines it is necessary or advisable in order to comply with local law, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

21.Headings: Headings of paragraphs and sections used in this Agreement are for convenience only and are not part of this Agreement, and must not be used in construing it.

22.Waiver: The Participant acknowledges that a waiver by the Corporation of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant.

23.Definitions: In addition to the capitalized terms defined in the Plan, the following terms as used herein shall have the following meanings when used with initial capital letters:

(a)“Normal Retirement Age” shall mean the later of (1) six (6) months following the Date of Grant, or (2) attainment of age 65.
(b)“Performance Goals” shall have the meaning set forth on Exhibit A.
(c)“Performance Period” shall mean the seven year period commencing January 1, 2022 and ending December 31st 2028, unless earlier terminated in accordance with the terms of the Option.
(d)“Termination” shall mean the applicable employee’s termination of employment. For purposes of this Agreement, (i) for U.S. taxpayers, Termination and words of similar effect shall be construed consistent with a “separation from service” under Section 409A of the Code to the extent required by Section 409A of the Code, and (ii) for non-U.S. taxpayers, Termination and words of similar effect shall mean that the Participant is no longer actively employed by an Employing Company, without regard to any notice period (i.e., active employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any).
(e)“Termination with Consent” shall mean Termination with the express written consent of the Corporation expressly referencing an entitlement to vesting of the Option.

EXHIBIT A
Performance Non-Qualified Stock Option Grant Agreement
2021 Performance Goals

[Omitted.]